EXHIBIT 99.1

NEWS RELEASE
Ducommun Incorporated Reports
Fourth Quarter 2023 Results
New All Time Highs for Revenue and Adjusted EBITDA in 2023 of
$757 Million and $102 Million, Respectively
SANTA ANA, CALIFORNIA (February 15, 2024) – Ducommun Incorporated (NYSE: DCO) (“Ducommun” or the “Company”) today reported results for its fourth quarter and year ended December 31, 2023.
Fourth Quarter 2023 Recap

•Revenue of $192.2 million
•GAAP net income of $5.1 million, or $0.34 per diluted share
•Adjusted net income for the quarter of $10.4 million, or $0.70 per diluted share
•Cash flow from operating activities of $26.5 million
“I am very happy to report that the Company reached an all time revenue record in 2023 with the previous high-level mark set in 2012. Q4 numbers were also very good as we continue the top-line growth story for Ducommun, led once again by a strong commercial aerospace market recovery,” said Stephen G. Oswald, chairman, president and chief executive officer. “Quarterly revenue exceeded $190 million for the second consecutive quarter and increased to approximately $192 million, driving record full year revenue of $757 million. Gross margins for the quarter grew 120 bps year-over-year to 21.7% and 130 bps for the full year to 21.6%, as we began realizing some of the benefits from our strategic pricing initiatives and productivity improvements including revenue per employee increasing 16% for the full year 2023 compared to 2022.
“Ducommun also ended the year with a solid backlog* of approximately $994 million, with military and space backlog being a bright spot, up $70 million to $527 million from 2022. Looking ahead to 2024, the record order bookings and the anticipated growth in production rates at both Boeing and Airbus should provide continued tailwind to our commercial aerospace business. The significant growth in backlog in our military and space business and our continued success with off-loading initiatives should be a catalyst for growth in our defense business. The Company had a record year in 2023 and 2024 is shaping up to be another strong year as Ducommun also celebrates its 175th continuous year in business since being founded in 1849.”
Fourth Quarter Results
Net revenue for the fourth quarter of 2023 was $192.2 million, compared to $188.3 million for the fourth quarter of 2022. The 2.1% increase year-over-year was primarily due to the following:
•$12.1 million higher revenue within the Company’s commercial aerospace end-use markets due to higher build rates on large aircraft platforms and rotary-wing aircraft platforms, partially offset by lower build rates on other commercial aerospace platforms; partially offset by
•$5.6 million lower revenue within the Company’s military and space end-use markets due to lower build rates on various missile platforms and military fixed-wing aircraft platforms, partially offset by higher build rates on military rotary-wing aircraft platforms and other military and space platforms.
Net income for the fourth quarter of 2023 was $5.1 million, or $0.34 per diluted share, compared to $8.1 million, or $0.65 per diluted share, for the fourth quarter of 2022. The decrease in net income year-over-year was primarily due to higher selling, general and administrative (“SG&A”) expenses of $5.0 million, lower other income, net of $2.1 million, and higher interest expense of $1.9 million, partially offset by higher gross profit of $3.1 million, and lower income tax expense of $1.8 million. The higher SG&A expenses were due to BLR Aerospace L.L.C. (“BLR”) expenses of $4.7 million (96% of the total increase in SG&A expenses) which did not exist in the prior year period as the acquisition of BLR was completed during Q2 2023. Adjusted net income was $10.4 million, or $0.70 per diluted share, for the fourth quarter of 2023, compared to $10.6 million, or $0.85 per diluted share, for the fourth quarter of 2022.
Gross profit for the fourth quarter of 2023 was $41.7 million, or 21.7% of revenue, compared to gross profit of $38.6 million, or 20.5% of revenue, for the fourth quarter of 2022. The increase in gross margin percentage year-over-year was primarily due to favorable product mix and favorable manufacturing volume, partially offset by higher other manufacturing costs.
Operating income for the fourth quarter of 2023 was $8.9 million, or 4.6% of revenue, compared to $9.7 million, or 5.1% of revenue, in the comparable period last year. The year-over-year decrease was primarily due to higher SG&A expenses, partially offset by higher gross profit, both of which were noted above. Adjusted operating income for the fourth quarter of 2023 was $15.9 million, or 8.3% of revenue, compared to $15.2 million, or 8.1% of revenue, in the comparable period last year.
Interest expense for the fourth quarter of 2023 was $5.4 million compared to $3.5 million in the comparable period of 2022. The year-over-year increase was primarily due to higher interest rates and a higher outstanding debt balance.
Adjusted EBITDA for the fourth quarter of 2023 was $23.0 million, or 12.0% of revenue, compared to $24.5 million, or 13.0% of revenue, for the comparable period in 2022. The Adjusted EBITDA was impacted by the loss of manufacturing volume and inefficiencies at our Monrovia, California and Berryville, Arkansas performance centers as we wind down their operations.
During the fourth quarter of 2023, the net cash provided by operations was $26.5 million compared to $32.1 million during the fourth quarter of 2022. The lower net cash provided by operations year-over-year was primarily due to lower accounts payable, lower accrued and other liabilities mainly due to tax payments made, and lower net income, partially offset by lower inventories and lower contract assets.
* The Company defines backlog as potential revenue and is based on customer placed purchase orders and long-term agreements (“LTAs”) with firm fixed price and expected delivery dates of 24 months or less. Backlog as of December 31, 2023 was $993.6 million compared to $960.8 million as of December 31, 2022. Under ASC 606, the Company defines performance obligations as customer placed purchase orders with firm fixed price and firm delivery dates. The remaining performance obligations under ASC 606 as of December 31, 2023 were $963.5 million compared to $853.0 million as of December 31, 2022.
Business Segment Information
Electronic Systems
Electronic Systems reported net revenue for the current quarter of $106.7 million, compared to $120.0 million for the fourth quarter of 2022. The year-over-year decrease was primarily due to the following:
•$10.6 million lower revenue within the Company’s military and space end-use markets due to lower build rates on various missile platforms and military fixed-wing aircraft platforms; and
•$0.3 million lower revenue within the Company’s commercial aerospace end-use markets.
Electronic Systems operating income for the current year fourth quarter was $9.8 million, or 9.2% of revenue, compared to $13.0 million, or 10.8% of revenue, for the comparable quarter in 2022. The year-over-year decrease was primarily due to unfavorable product mix and the loss of manufacturing volume and inefficiencies at our Berryville performance center as we wind down their operations, partially offset by lower restructuring charges. Adjusted operating income for the fourth quarter of 2023 was $10.9 million, or 10.2% of revenue, compared to $15.5 million, or 12.9% of revenue, in the comparable period last year.
Structural Systems
Structural Systems reported net revenue for the current quarter of $85.6 million, compared to $68.2 million for the fourth quarter of 2022. The year-over-year increase was primarily due to the following:

•$12.3 million higher revenue within the Company’s commercial aerospace end-use markets due to higher build rates on large aircraft platforms and regional and business aircraft platforms, partially offset by lower build rates on other commercial aerospace platforms; and
•$5.0 million higher revenue within the Company’s military and space end-use markets due to higher build rates on military rotary-wing aircraft platforms, a portion of which was related to BLR, partially offset by lower build rates on various missile platforms.
Structural Systems operating income for the current-year fourth quarter was $6.6 million, or 7.7% of revenue, compared to $4.4 million, or 6.4% of revenue, for the fourth quarter of 2022. The year-over-year increase was primarily due to favorable product mix and favorable manufacturing volume, partially offset by higher other manufacturing costs. Adjusted operating income for the fourth quarter of 2023 was $12.5 million, or 14.6% of revenue, compared to $7.4 million, or 10.8% of revenue, in the comparable period last year.
Corporate General and Administrative (“CG&A”) Expense
CG&A expense for the fourth quarter of 2023 was $7.5 million, or 3.9% of total Company revenue, compared to $7.7 million, or 4.1% of total Company revenue, in the comparable quarter in the prior year.
Conference Call
A teleconference hosted by Stephen G. Oswald, the Company’s chairman, president and chief executive officer, and Suman B. Mookerji, the Company’s senior vice president, chief financial officer will be held today, February 15, 2024, at 10:00 a.m. PT (1:00 p.m. ET) to review these financial results. To access the conference call, please pre-register using the following registration link:
https://register.vevent.com/register/BI4ed1636063724d6f83ac25f5e5aae26d
Registrants will receive a confirmation with dial-in details. Mr. Oswald and Mr. Mookerji will be speaking on behalf of the Company and anticipate the call (including Q&A) to last approximately 45 minutes. A live webcast of the event can be accessed using the link above. A replay of the webcast will be available on the Ducommun website at Ducommun.com.
Additional information regarding Ducommun's results can be found in the Q4 2023 Earnings Presentation available at Ducommun.com.
About Ducommun Incorporated
Ducommun Incorporated delivers value-added innovative manufacturing solutions to customers in the aerospace, defense and industrial markets. Founded in 1849, the Company specializes in two core areas - Electronic Systems and Structural Systems - to produce complex products and components for commercial aircraft platforms, mission-critical military and space programs, and sophisticated industrial applications. For more information, visit Ducommun.com.
Forward Looking Statements
This press release and any attachments include “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, any statements about the anticipated growth in commercial aerospace build rates and expected continued success with offloading initiatives to grow our defense business. The Company generally uses the words “may,” “will,” “could,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend,” “continue” and similar expressions in this press release and any attachments to identify forward-looking statements. The Company bases these forward-looking statements on its current views with respect to future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things: the impact of the Company’s debt service obligations and restrictive debt covenants; the cyclicality of the Company’s end-use markets; the Company's ability to generate sufficient amounts of cash to run the business; the Company's dependence upon a selected base of industries and customers; a significant portion of the Company’s business being dependent upon U.S. Government defense spending; the Company's ability to obtain necessary export approvals and licenses for proposed sales to foreign customers; the Company being subject to extensive regulation and audit by the Defense Contract Audit Agency; some of the Company’s contracts with customers containing provisions which give the its customers a variety of rights that are unfavorable to the Company; further consolidation in the aerospace industry adversely affecting the Company’s business and financial results; the Company’s ability to successfully make acquisitions, including its ability to successfully integrate, operate or realize the projected benefits of such businesses; the Company's reliance on its suppliers to meet the quality and delivery expectations of its customers; the Company's use of estimates when bidding on fixed-price contracts which estimates could change and result in adverse effects on its financial results; the impact of existing and future laws and regulations such as the Cybersecurity Maturity Model Certification applicable to government contracts and sub-contracts, and environmental, social and governance requirements; the Company's ability to attract and retain key personnel and avoid labor disruptions; the impact of existing and future accounting standards and tax rules and regulations; the potential for environmental liabilities and litigation matters being resolved adversely against the Company may negatively affect the Company’s financial results; cyber security attacks, internal system or service failures, which may adversely impact the Company’s business and operations; the Company's ability to adequately protect and enforce its intellectual property rights; the ultimate geographic spread, duration and severity of the coronavirus (COVID-19) outbreak, and the effectiveness of actions taken, or actions that may be taken, by governmental authorities to contain the outbreak or treat its impact and facilitate commercial aerospace end-use markets' recovery from those impacts, and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein, could cause the Company’s results to differ materially from those expressed or suggested in any forward-looking statement. Except as required by law, the Company does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release, February 15, 2024, or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov).
Note Regarding Non-GAAP Financial Information
This release contains non-GAAP financial measures, including Adjusted EBITDA (which excludes interest expense, income tax expense, depreciation, amortization, stock-based compensation expense, restructuring charges, Guaymas fire related expenses, other fire related expenses, insurance recoveries related to loss on operating assets, insurance recoveries related to business interruption, inventory purchase accounting adjustments, loss on extinguishment of debt, and other debt refinancing costs), non-GAAP operating income and as a percentage of net revenues, non-GAAP earnings, non-GAAP earnings per share, and backlog. In addition, certain other prior period amounts have been reclassified to conform to current year’s presentation.
The Company believes the presentation of these non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company discloses different non-GAAP financial measures in order to provide greater transparency and to help the Company’s investors to more meaningfully evaluate and compare Ducommun’s results to its previously reported results. The non-GAAP financial measures that the Company uses may not be comparable to similarly titled financial measures used by other companies.
We define backlog as potential revenue and is based on customer placed purchase orders and long-term agreements (“LTAs”) with firm fixed price and expected delivery dates of 24 months or less. The majority of the LTAs do not meet the definition of a contract under ASC 606 and thus, the backlog amount disclosed herein is greater than the remaining performance obligations disclosed under ASC 606. Backlog is subject to delivery delays or program cancellations, which are beyond our control. Backlog is affected by timing differences in the placement of customer orders and tends to be concentrated in several programs to a greater extent than our net revenues. Backlog in industrial markets tends to be of a shorter duration and is generally fulfilled within a three month period. As a result of these factors, trends in our overall level of backlog may not be indicative of trends in our future net revenues.
CONTACT:

Suman Mookerji, Senior Vice President, Chief Financial Officer, 657.335.3665
[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars In thousands)

	December 31, 2023	December 31, 2022
Assets
Current Assets
Cash and cash equivalents	$42,863	$46,246
Accounts receivable, net	104,692	103,958
Contract assets	177,686	191,290
Inventories	199,201	171,211
Production cost of contracts	7,778	5,693
Other current assets	17,349	8,938
Total Current Assets	549,569	527,336
Property and Equipment, Net	111,379	106,225
Operating lease right-of-use assets	29,513	34,632
Goodwill	244,600	203,407
Intangibles, Net	166,343	127,201
Deferred Income Taxes	641	—
Other Assets	18,874	22,705
Total Assets	$1,120,919	$1,021,506
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$72,265	$90,143
Contract liabilities	53,492	47,068
Accrued and other liabilities	42,260	48,820
Operating lease liabilities	7,873	7,155
Current portion of long-term debt	7,813	6,250
Total Current Liabilities	183,703	199,436
Long-Term Debt, Less Current Portion	256,961	240,595
Non-Current Operating Lease Liabilities	22,947	28,841
Deferred Income Taxes	4,766	13,953
Other Long-Term Liabilities	16,448	12,721
Total Liabilities	484,825	495,546
Commitments and Contingencies
Shareholders’ Equity
Common stock	146	121
Additional paid-in capital	206,197	112,042
Retained earnings	421,980	406,052
Accumulated other comprehensive income	7,771	7,745
Total Shareholders’ Equity	636,094	525,960
Total Liabilities and Shareholders’ Equity	$1,120,919	$1,021,506

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Quarterly Information Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net Revenues	$192,231	$188,268	$756,992	$712,537
Cost of Sales	150,535	149,675	593,805	568,240
Gross Profit	41,696	38,593	163,187	144,297
Selling, General and Administrative Expenses	30,973	26,011	119,728	98,351
Restructuring Charges	1,792	2,888	14,542	6,158
Operating Income	8,931	9,694	28,917	39,788
Interest Expense	(5,449)	(3,515)	(20,773)	(11,571)
Loss on Extinguishment of Debt	—	—	—	(295)
Other Income, Net	290	2,400	8,235	5,400
Income Before Taxes	3,772	8,579	16,379	33,322
Income Tax (Benefit) Expense	(1,338)	498	451	4,533
Net Income	$5,110	$8,081	$15,928	$28,789
Earnings Per Share
Basic earnings per share	$0.35	$0.67	$1.16	$2.38
Diluted earnings per share	$0.34	$0.65	$1.14	$2.33
Weighted-Average Number of Common Shares Outstanding
Basic	14,636	12,124	13,717	12,074
Diluted	14,890	12,423	13,972	12,366

Gross Profit %	21.7%	20.5%	21.6%	20.3%
SG&A %	16.1%	13.8%	15.8%	13.8%
Operating Income %	4.6%	5.1%	3.8%	5.6%
Net Income %	2.7%	4.3%	2.1%	4.0%
Effective Tax (Benefit) Rate	(35.5)%	5.8%	2.8%	13.6%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
BUSINESS SEGMENT PERFORMANCE
(Unaudited)
(Dollars in thousands)

	Three Months Ended					Years Ended
	% Change	December 31, 2023	December 31, 2022	% of Net Revenues 2023	% of Net Revenues 2022	% Change	December 31, 2023	December 31, 2022	% of Net Revenues 2023	% of Net Revenues 2022
Net Revenues
Electronic Systems	(11.1)%	$106,679	$120,036	55.5%	63.8%	(2.4)%	$430,136	$440,638	56.8%	61.8%
Structural Systems	25.4%	85,552	68,232	44.5%	36.2%	20.2%	326,856	271,899	43.2%	38.2%
Total Net Revenues	2.1%	$192,231	$188,268	100.0%	100.0%	6.2%	$756,992	$712,537	100.0%	100.0%
Segment Operating Income
Electronic Systems		$9,837	$12,974	9.2%	10.8%		$42,086	$49,876	9.8%	11.3%
Structural Systems		6,587	4,386	7.7%	6.4%		23,460	17,225	7.2%	6.3%
		16,424	17,360				65,546	67,101
Corporate General and Administrative Expenses (1)		(7,493)	(7,666)	(3.9)%	(4.1)%		(36,629)	(27,313)	(4.8)%	(3.8)%
Total Operating Income		$8,931	$9,694	4.6%	5.1%		$28,917	$39,788	3.8%	5.6%
Adjusted EBITDA
Electronic Systems
Operating Income		$9,837	$12,974				$42,086	$49,876
Other Income		—	—				222	—
Depreciation and Amortization		3,650	3,474				14,276	13,974
Stock-Based Compensation Expense		141	165				462	186
Restructuring Charges		673	2,162				6,412	3,786
		14,301	18,775	13.4%	15.6%		63,458	67,822	14.8%	15.4%
Structural Systems
Operating Income		6,587	4,386				23,460	17,225
Depreciation and Amortization		4,441	4,553				18,060	17,212
Stock-Based Compensation Expense		128	89				387	163
Restructuring Charges		1,221	726				8,334	2,900
Inventory Purchase Accounting Adjustments		2,724	—				5,531	1,381
Guaymas Fire Related Expenses		—	1,015				3,896	4,466
Other Fire Related Expenses		—	—				477	—
		15,101	10,769	17.7%	15.8%		60,145	43,347	18.4%	15.9%
Corporate General and Administrative Expenses (1)
Operating loss		(7,493)	(7,666)				(36,629)	(27,313)
Depreciation and Amortization		59	59				235	235
Stock-Based Compensation Expense		1,007	2,586				14,196	10,395
Restructuring Charges		23	—				109	—
Other Debt Refinancing Costs		—	—				—	224
		(6,404)	(5,021)				(22,089)	(16,459)
Adjusted EBITDA		$22,998	$24,523	12.0%	13.0%		$101,514	$94,710	13.4%	13.3%

Capital Expenditures
Electronic Systems		$1,255	$2,886				$6,007	$10,717
Structural Systems		2,084	1,801				13,127	8,834
Corporate Administration		—	—				—	—
Total Capital Expenditures		$3,339	$4,687				$19,134	$19,551
(1)Includes costs not allocated to either the Electronic Systems or Structural Systems operating segments.

DUCOMMUN INCORPORATED AND SUBSIDIARIES
GAAP TO NON-GAAP OPERATING INCOME AND AS A PERCENTAGE OF NET REVENUES RECONCILIATION
(Unaudited)
(Dollars in thousands)

	Three Months Ended				Years Ended
GAAP To Non-GAAP Operating Income	December 31, 2023	December 31, 2022	% of Net Revenues 2023	% of Net Revenues 2022	December 31, 2023	December 31, 2022	% of Net Revenues 2023	% of Net Revenues 2022
GAAP Operating income	$8,931	$9,694			$28,917	$39,788

GAAP Operating income - Electronic Systems	$9,837	$12,974			$42,086	$49,876
Adjustments:
Other income	—	—			222	—
Restructuring charges	673	2,162			6,412	3,786
Amortization of acquisition-related intangible assets	373	373			1,493	1,493
Adjusted operating income - Electronic Systems	10,883	15,509	10.2%	12.9%	50,213	55,155	11.7%	12.5%

GAAP Operating income - Structural Systems	6,587	4,386			23,460	17,225
Adjustments:
Restructuring charges	1,221	726			8,334	2,900
Inventory purchase accounting adjustments	2,724	—			5,531	1,381
Guaymas fire related expenses	—	1,015			3,896	4,466
Other fire related expenses	—	—			477	—
Amortization of acquisition-related intangible assets	1,922	1,237			6,795	4,956
Adjusted operating income - Structural Systems	12,454	7,364	14.6%	10.8%	48,493	30,928	14.8%	11.4%

GAAP Operating loss - Corporate	(7,493)	(7,666)			(36,629)	(27,313)
Adjustment:
Restructuring charges	23	—			109	—
Other debt refinancing costs	—	—			—	224
Adjusted operating loss - Corporate	(7,470)	(7,666)			(36,520)	(27,089)
Total adjustments	6,936	5,513			33,269	19,206
Adjusted operating income	$15,867	$15,207	8.3%	8.1%	$62,186	$58,994	8.2%	8.3%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
GAAP TO NON-GAAP EARNINGS AND EARNINGS PER SHARE RECONCILIATION
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended		Years Ended
GAAP To Non-GAAP Earnings	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
GAAP Net income	$5,110	$8,081	$15,928	$28,789
Adjustments:
Restructuring charges (1)	1,534	2,310	11,884	5,349
Guaymas fire related expenses (1)	—	812	3,117	3,573
Other fire related expenses (1)	—	—	382	—
Insurance recoveries related to loss on operating assets (1)	(129)	—	(4,579)	—
Insurance recoveries related to business interruption (1)	(103)	(1,920)	(1,831)	(4,320)
Inventory purchase accounting adjustments (1)	2,179	—	4,425	1,105
Amortization of acquisition-related intangible assets (1)	1,836	1,288	6,630	5,159
Loss on extinguishment of debt (1)	—	—	—	236
Other debt refinancing costs (1)	—	—	—	179
Total adjustments	5,317	2,490	20,028	11,281
Adjusted net income	$10,427	$10,571	$35,956	$40,070

	Three Months Ended		Years Ended
GAAP Earnings Per Share To Non-GAAP Earnings Per Share	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
GAAP Diluted Earnings Per Share (“EPS”)	$0.34	$0.65	$1.14	$2.33
Adjustments:
Restructuring charges (1)	0.11	0.19	0.85	0.43
Guaymas fire related expenses (1)	—	0.06	0.22	0.29
Other fire related expenses (1)	—	—	0.03	—
Insurance recoveries related to loss on operating assets (1)	(0.01)	—	(0.33)	—
Insurance recoveries related to business interruption (1)	(0.01)	(0.15)	(0.13)	(0.35)
Inventory purchase accounting adjustments (1)	0.15	—	0.32	0.09
Amortization of acquisition-related intangible assets (1)	0.12	0.10	0.47	0.42
Loss on extinguishment of debt (1)	—	—	—	0.02
Other debt refinancing costs (1)	—	—	—	0.01
Total adjustments	0.36	0.20	1.43	0.91
Adjusted Diluted EPS	$0.70	$0.85	$2.57	$3.24

Shares used for adjusted diluted EPS	14,890	12,423	13,972	12,366
(1)Includes effective tax rate of 20.0% for both 2023 and 2022 adjustments.

DUCOMMUN INCORPORATED AND SUBSIDIARIES
NON-GAAP BACKLOG* BY REPORTING SEGMENT
(Unaudited)
(Dollars in thousands)

	(In thousands)
	December 31, 2023	December 31, 2022
Consolidated Ducommun
Military and space	$527,143	$457,354
Commercial aerospace	429,494	450,092
Industrial	36,931	53,374
Total	$993,568	$960,820
Electronic Systems
Military and space	$397,681	$361,582
Commercial aerospace	87,994	125,590
Industrial	36,931	53,374
Total	$522,606	$540,546
Structural Systems
Military and space	$129,462	$95,772
Commercial aerospace	341,500	324,502
Total	$470,962	$420,274
* The Company defines backlog as potential revenue and is based on customer placed purchase orders and long-term agreements (“LTAs”) with firm fixed price and expected delivery dates of 24 months or less. Backlog as of as of December 31, 2023 was $993.6 million compared to $960.8 million as of December 31, 2022. Under ASC 606, the Company defines performance obligations as customer placed purchase orders with firm fixed price and firm delivery dates. The remaining performance obligations under ASC 606 as of December 31, 2023 were $963.5 million compared to $853.0 million as of December 31, 2022.